As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FCSTONE GROUP, INC.

(Exact name of registrant as specified in its charter)

Iowa	6221	42-1091210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification Number)

2829 Westown Parkway, Suite 200

(Address of principal executive offices) (ZIP code)

FCStone Group Employee Stock Ownership Plan

(Full title of the plan)

Paul G. Anderson

President and Chief Executive Officer

2829 Westown Parkway, Suite 200

West Des Moines, Iowa 50266

(515) 223-3756

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig L. Evans

Shook, Hardy & Bacon L.L.P.

2555 Grand Blvd.

Kansas City, Missouri 64108-2613

(816) 474-6550

Facsimile: (816) 421-5547

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	1,125,000	$9.86	$11,092,500	$1,306

(1)	Represents the maximum number of shares of common stock that may be offered pursuant to this registration statement, consisting of shares issuable pursuant to the FCStone Group Employee Stock Ownership Plan. In the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933.
(2)	Calculated pursuant to Rules 457(h)(1) based on the book value per share of Common Stock as of February 28, 2005, the last practicable date prior to the date of filing this Registration Statement. This value is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

PART I

Information Required in a Section 10(a) Prospectus

The documents containing the information specified in Part I will be sent or given to employees as specified in Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents heretofore filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)	the Proxy Statement-Prospectus filed as Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-118342), filed with the Commission on January 11, 2005, which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended November 30, 2004 and February 28, 2005; and

(c)	the description of the Common Stock of the Registrant which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-51099), filed with the Commission on December 30, 2004, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents, except in no event shall any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K be deemed to constitute part of this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

(a) The Iowa Business Corporation Act, Section 852 for directors and Section 856(3) for officers, requires a corporation to indemnify directors and officers who have been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation in connection with the proceeding. In addition, a corporation may indemnify a director or officer who is party to a proceeding because of such individual’s position as a director or officer if (i) (A) the individual acted in good faith, (B) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, or in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or (ii) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by Section 202(2)(e) of the Iowa Business Corporation Act.

(b) Section 202(2)(e) of the Iowa Business Corporation Act permits, and Article XIII of the Registrant’s Amended and Restated Articles of Incorporation requires, the Registrant to indemnify a director for any action takes, or any failure to take any action, as a director, except for liability for any of the following: (i) receipt of a financial benefit to which the person is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) a violation of Section 490.833 (relating to certain unlawful distributions to stockholders), or (iv) an intentional violation of criminal law.

(c) Article XIV of the Registrant’s Amended and Restated Bylaws requires the Registrant to exercise all of its permissive powers as often as necessary and to the fullest extent possible to indemnify the directors and officers of the Registrant.

(d) The Registrant entered into indemnification agreements with the Registrant’s directors and officers, which, among other things, (a) confirm the indemnity permitted under the Iowa Business Corporation Act, (b) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against any and all expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Registrant or otherwise and whether civil, criminal, administrative or investigative, to which the director or officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the director or officer is, was or at any time becomes a director, officer, employee, agent or fiduciary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other entity or enterprise, or by reason of anything done or not done by the director or officer in any such capacity, whether prior to or subsequent to the date of the agreement, (c) provide procedures for the determination indemnification entitlement, and (d) provide procedures for notification and defense of a claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 000-51099) filed on March 3, 2005)

4.2	Amended and Restated Bylaws of Registrant

4.3	Form of FCStone Group Employee Stock Ownership Plan

5.1	Opinion of Dickinson, Mackaman, Tyler & Hagen, P.C.

23.1	Consent of KPMG LLP

23.2	Consent of Dickinson, Mackaman, Tyler & Hagen, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (included on Page 5 of this Registration Statement)

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on June 17, 2005.

FCSTONE GROUP, INC.

By:	/s/ Paul G. Anderson
Paul G. Anderson
President and Chief Executive Officer

We, the undersigned officers and directors of FCStone Group, Inc. hereby severally constitute Paul G. Anderson and Robert V. Johnson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable FCStone Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Paul G. Anderson Paul G. Anderson	President and Chief Executive Officer (Principal Executive Officer)	June 17, 2005

/s/ Robert V. Johnson Robert V. Johnson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	June 17, 2005

/s/ Bruce Krehbiel Bruce Krehbiel	Chairman of the Board, Director	June 17, 2005

Jack Friedman	Vice Chairman, Director	___________

/s/ Eric Parthemore Eric Parthemore	Secretary, Director	June 17, 2005

/s/ Brent Bunte Brent Bunte	Director	June 17, 2005

/s/ Doug Derscheid Doug Derscheid	Director	June 17, 2005

/s/ Kenneth Hahn Kenneth Hahn	Director	June 17, 2005

Ron Hunter	Director	___________

/s/ Tom Leiting Tom Leiting	Director	June 17, 2005

/s/ Dave Reinders Dave Reinders	Director	June 17, 2005

/s/ Rolland Svoboda Rolland Svoboda	Director	June 17, 2005

EXHIBIT INDEX

Exhibit Number
4.2	Amended and Restated Bylaws of Registrant

4.3	Form of FCStone Group Employee Stock Ownership Plan

5.1	Opinion of Dickinson, Mackaman, Tyler & Hagen, P.C.

23.1	Consent of KPMG LLP